CONFIRMING STATEMENT

This Statement confirms that the undersigned, Lara Sweet, has authorized and designated Julie Jacobs, Damien Atkins and Marie Amerasinghe to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of AOL Inc. The authority of Julie Jacobs, Damien Atkins and Marie Amerasinghe under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his or her ownership of or transactions in securities of AOL Inc., unless earlier revoked in writing. The undersigned acknowledges that Julie Jacobs, Damien Atkins and Marie Amerasinghe are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



			By:	/s/ Lara Sweet_________________
				Name:  Lara Sweet

				Date: October 28, 2014